Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form F-1 of our report dated April 17, 2014 (except for Note 1, as to which the date is August 20, 2014) related to the statement of financial position of MOL Global, Inc. as of February 20, 2014 (which report expresses an unqualified opinion on the financial statement and includes an explanatory paragraph referring to the convenience translation of Malaysian Ringgit amounts into United States dollar amounts) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE

AF 0080

Chartered Accountants

KUALA LUMPUR, MALAYSIA

August 20, 2014